Exhibit 10.10

October 18, 2007

Alan N. Shapiro
444 Cooper Road
Red Bank, NJ 07701

Dear Alan:

On behalf of Waterfront Media, Inc. (the “Company”), I am pleased to offer you the position of Senior Vice President and General Counsel, reporting to Brian Cooper. The terms of your employment relationship with the Company will be set forth below.

Compensation. Your start date will be on or around November 15, 2007. Your base compensation is annualized at $225,000.00 with a target bonus of up to 30% (for 2008) based on Company performance. The Company will also reimburse the cost of your commuting. As an employee of the Company, you will be eligible for the comprehensive benefits package that we offer to our regular full time employees. Details of this package will be reviewed with you in your first week of employment.

Equity. You will receive a stock option grant of 100,000 common shares, with the first 25% vesting on your first anniversary date and the balance vesting monthly thereafter over the next 36 months. In the event of a change of control transaction, any portion of your unvested options will automatically vest. The Company’s board of directors determines the strike price of all options at the end of each calendar quarter, which is currently $6.18.

Business Expenses. All approved business expenses will be reimbursed, following submission of an approved expense report approved by your manager.

Vacation. You will be eligible for all National Holidays as well as vacation consistent with other Senior Vice Presidents.

Non-Disclosure and Developments Agreement. Like all Company employees, you will be required to sign the Company’s standard “Agreement to Protect Information, Assign Inventions, and Prevent Unfair Competition and Unfair Solicitation” as a condition of employment. In addition, you will be required to abide by the Company’s strict policy that prohibits any new employee from using or bringing with him or her from any previous employer any confidential information, trade secrets, or proprietary materials or processes of such former employer.

At-Will Employment. This letter does not constitute a guarantee of employment or an employment contract for any specified period of time. You will be an employee-at-will, meaning that either you or the Company may terminate your employment relationship at any time, without notice, for any reason or no reason. If you are terminated during your employment without cause, you will receive six months salary as severance. Cause shall mean (i) any act of personal dishonesty taken by you in connection with your responsibilities as an employee which is intended to result in personal enrichment of you; (ii) your conviction of a felony or crime; (iii) your material breach of your Agreement to Protect Information, Assign Inventions, and Protect Unfair Competition and Unfair Solicitation; or (iv) your failure to perform the duties of your position following written notification of the specific nature of such failure and a 30-day cure period in which you will be provided the opportunity to cure such failure (failure to cure such failure during the cure period will be considered termination for cause).

Introductory Period. The first 90 days of employment with Waterfront Media is considered your introductory period. This is the time for you to learn about the company and your position and the company to learn about you and your work practices. During this period we evaluate your ability to perform the work assigned and to adjust to the working conditions. Your performance will be evaluated and it will be reviewed with you at the end the 90 days.

Federal Immigration Law. For purposes of federal immigration law, you are required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation has been provided previously; if your employment eligibility has changed, new documentation must be provided to us within three (3) business days of your commencement date, or our employment relationship with you may be terminated.

We are pleased that you are joining our team to work with us to help the Company reach its full potential. Please confirm your acceptance of this offer by signing and returning one copy of this letter.

Sincerely,

Brian Cooper
Senior Vice President, Chief Financial Officer

The foregoing terms and conditions are hereby accepted:

Employee Signature:	/s/ Alan Shapiro

Print Name:	Alan Shapiro

Date:	10/18/07